Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Qorvo, Inc. 2012 Stock Incentive Plan, the 2003 Stock Incentive Plan of Qorvo, Inc., the Qorvo, Inc. 2006 Directors Stock Option Plan, the Nonemployee Directors’ Stock Option Plan of Qorvo, Inc., and the Qorvo, Inc. 2015 Inducement Stock Plan of our reports dated May 21, 2014, with respect to the consolidated financial statements and schedule of RF Micro Devices, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of RF Micro Devices, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended March 29, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

December 30, 2014